Janet Nittmann
jnittmann@doversaddlery.com
Tel 978 952 8062 x218

For Immediate Release

Dover Saddlery Reports Fourth Quarter and Full Year 2008 Financial Results

LITTLETON, MA – March 30, 2009 – Dover Saddlery, Inc. (NASDAQ: DOVR), the leading multichannel retailer of equestrian products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth quarter results

Total revenues for the fourth quarter of 2008 were $21.4 million compared to $22.9 million for the fourth quarter of 2007, a decrease of 6.8%. It is important to note that retail revenues increased 8.7% to $6.2 million, primarily due to the opening of new stores in 2007 and 2008, while same-store sales declined 11.8% due to a decline in consumer confidence and spending levels.

On a non-GAAP basis the company reported net income of $353,000, or $0.07 per diluted share. This followed a GAAP net income of $920,000 or $0.18 cents a share for the fourth quarter of 2007. In addition, the fourth quarter of 2008 generated an estimated federal taxable income of $625,000.

On a GAAP basis, in the fourth quarter of 2008, a non-cash goodwill impairment charge of $14.3 million was recorded. This resulted in a GAAP net loss of $(13.9) million, or $(2.68) a share.

“In the fourth quarter of 2008 we recorded a non-cash goodwill impairment charge of $14.3 million,” said Stephen L. Day, president and CEO of Dover Saddlery. “This charge was required under current accounting rules regarding impairment because our market capitalization declined to a level below our book value. However I do not believe our market capitalization today reflects the true long-term value of our company, in spite of obvious risk and volatility in the short term resulting from current economic conditions.”

“During 2008, the value of Dover Saddlery’s common stock, like most common stocks, was significantly impacted by the deteriorating economy,” Mr. Day continued. “Under GAAP accounting, the goodwill carried on the balance sheet was determined to be impaired, due to a reduction in its fair value compared to its book carrying value. While the goodwill impairment charge reduced reported earnings for the fourth quarter of 2008, it does not affect Dover Saddlery’s liquidity, cash flows, cash earnings or debt covenants.”

A reconciliation of net income calculated in accordance with GAAP and non-GAAP measures is provided in the tables accompanying this press release.

Full Year Results

Total revenues for the fiscal year 2008 were $78 million compared to $81.4 million for 2007. This decrease was attributable to the weak economic environment as experienced by most retailers, particularly in the fourth quarter.

Retail store revenues increased by 11.4% to $22.2 million. This increase was attributable to the opening of new Dover Saddlery retail stores in 2007 and 2008. Same store sales declined by 4.7% due to lower than usual store traffic in the latter part of the year.

On a non-GAAP basis, net income for 2008 was $418,000 or $0.08 per diluted share This followed GAAP net income of $825,000 or $0.16 per diluted share in year 2007. The full year 2008 performance generated an estimated federal taxable income of $775,000.

The non-cash, goodwill impairment charge of $14.3 million, recorded in the fourth quarter, resulted in a GAAP net loss for the fiscal year 2008 of $(13.8) million, or $(2.68) per share. While the goodwill impairment charge reduced reported earnings for 2008, it does not affect Dover Saddlery’s liquidity, cash flows, cash earnings or debt covenants.

“2008 was a difficult operating environment for our industry as a result of numerous external factors which led to all time historical lows in consumer confidence, resulting in a contraction in specialty retail consumer spending,” Mr. Day observed. “As a result, the Company has developed several short term strategies to maintain or expand market share, reduce operating costs and reduce capital expenditures. We are pleased that the loyalty of our customers and strength of our brand, combined with our aggressive cost control, resulted in a non-GAAP income from operations of $2.36 million and a positive non-GAAP net income for the year.” (See the accompanying table for reconciliation to GAAP.)

Mr. Day continued, “Regarding our retail-rollout, in order to focus on profitability and await an expected more favorable lease environment, we are currently not planning to open additional stores in 2009 unless an exceptionally good opportunity arises. At the end of 2008, Dover Saddlery had completed 25% of its initial retail rollout target of 50 locations, and in spite of a challenging retailing environment, all stores are performing well.”

Business Outlook 2009

Until there is greater long-term visibility on the consumer environment, the Company is not providing guidance on business prospects in 2009.

Today’s Teleconference and Webcast

Dover Saddlery will be hosting a conference call at 8:30 A.M. ET today to discuss the fourth quarter and full year 2008 results. Investors are invited to listen to the earnings conference call over the Internet through the company’s website at http://investor.shareholder.com/DOVR/ this web cast will be archived for a year.

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multichannel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s business outlook for fiscal 2009, the prospects for overall revenue growth and profitability, and the opening of and revenue growth from new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007
Revenues, net- direct	$15,182	$17,240	$55,843	$61,519
Revenues, net – retail stores	6,182	5,685	22,138	19,873

Revenues, net — total	$21,364	$22,925	$77,981	$81,392
Cost of revenues	13,023	13,620	49,319	50,474

Gross profit	8,341	9,305	28,662	30,918
Selling, general and administrative expenses	7,103	7,358	26,299	27,263
Litigation settlement expense	—	—	—	700
Goodwill impairment charge (1)	14,267	—	14,267	—

Income (loss) from operations	(13,029)	1,947	(11,904)	2,955
Interest expense, financing and other related costs, net	322	454	1,287	1,612
Other investment loss	78	—	96	—

Income (loss) before income tax provision	(13,429)	1,493	(13,287)	1,343
Provision for income taxes	485	573	562	518

Net income (loss)	$(13,914)	$920	$(13,849)	$825

Net income (loss) per share
Basic	$(2.68)	$0.18	$(2.68)	$0.16

Diluted	$(2.68)	$0.18	$(2.68)	$0.16

Number of shares used in per share calculation
Basic	5,187,000	5,105,000	5,164,000	5,086,000
Diluted	5,187,000	5,237,000	5,164,000	5,240,000
Other Operating Data:
Number of retail stores(2)	12	10	12	10
Capital expenditures	236	104	1,123	862
Gross profit margin	39.0%	40.6%	36.8%	38.0%

(1) Includes a non-cash, non-tax deductible goodwill impairment charge of approximately $14,367 triggered by declines in the Company’s market capitalization.

(2) Includes eleven Dover-branded stores and one Smith Brothers store; the December 31, 2008 store count includes the Branchburg, NJ Dover-branded store opened in Q2 2008, and the Alpharetta, GA Dover-branded store opened in Q4 2008.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$448	$309
Accounts receivable	833	1,169
Inventory	17,330	16,769
Prepaid catalog costs	1,673	1,427
Prepaid expenses and other current assets	997	952
Deferred income taxes	—	72

Total current assets	21,281	20,698
Net property and equipment	3,599	3,153
Other assets:
Goodwill	—	14,267
Deferred income taxes	583	472
Intangibles and other assets, net	989	741

Total other assets	1,572	15,480

Total assets	$26,452	$39,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligation and outstanding checks	$480	$618
Accounts payable	2,168	3,314
Accrued expenses and other current liabilities	3,640	3,713
Income taxes payable	—	568
Deferred income taxes	212	—

Total current liabilities	6,500	8,213
Long-term liabilities:
Revolving line of credit	8,300	6,300
Subordinated notes payable, net	4,907	4,738
Capital lease obligation, net of current portion	125	150

Total long-term liabilities	13,332	11,188
Stockholders’ equity:
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; issued 5,187,038 as of December 31, 2008 and 5,105,318 December 31, 2007	1	1
Additional paid in capital	44,801	44,262
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Accumulated deficit	(32,100)	(18,251)

Total stockholders’ equity	6,620	19,930

Total liabilities and stockholders’ equity	$26,452	$39,331

Non-GAAP Financial Measures and Information

From time to time, in addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company provides financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance and ongoing operations. These non-GAAP measures are referred to as “Non-GAAP Income from Operations”, “Non-GAAP Net Income”, and “Non-GAAP Earnings Per Share”, which all reflect adjustments for the goodwill impairment charge. Estimated federal taxable income is the amount we report on our federal income tax return as income on which we pay federal taxes. The Company believes that these non-GAAP operating measures supplement our GAAP financial information and provide useful information to investors for evaluating the Company’s operating results, and trends that may be affecting the Company’s business, as they allow investors to more readily compare our operations to prior financial results, and our future performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

These non-GAAP measures are provided below and on the Company’s website at http://www.doversaddlery.com/ (click on the Investor Relations link at the top of the home page). The Company’s website is not part of this press release

RECONCILIATION OF GAAP TO NON-GAAP INCOME FROM OPERATIONS, NON-GAAP NET INCOME AND EARNINGS PER SHARE
(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended Dec. 31, 2008
	GAAP	Impairment Charges	Non-GAAP
	As Reported		Pro-forma Total
Revenues, net — total	$21,364	—	$21,364
Cost of revenues	13,023	—	13,023

Gross profit	8,341	—	8,341
Selling, general and administrative expenses	7,103	—	7,103
Goodwill impairment charge	14,267	(14,267)	—

Income (loss) from operations	(13,029)	14,267	1,238
Interest expense, financing and other related costs, net	322	—	322
Other investment loss	78	—	78

Income (loss) before income tax provision	(13,429)	14,267	838
Provision for income taxes	485	—	485

Net income (loss)	$(13,914)	$14,267	$353

Net income (loss) per share
Basic	$(2.68)	$—	$0.07

Diluted	$(2.68)	$—	$0.07

Number of shares used in per share calculation
Basic	5,187,000	—	5,187,000
Diluted	5,187,000	—	5,227,000
	Year Ended Dec. 31, 2008

	GAAP	Impairment Charges	Non-GAAP
	As Reported		Pro-forma Total
Revenues, net — total	$77,981	—	$77,981
Cost of revenues	49,319	—	49,319

Gross profit	28,662	—	28,662
Selling, general and administrative expenses	26,299	—	26,299
Litigation settlement expense	—	—	—
Goodwill impairment charge	14,267	(14,267)	—

Income (loss) from operations	(11,904)	14,267	2,363
Interest expense, financing and other related costs, net	1,287	—	1,287
Other investment loss	96	—	96

Income (loss) before income tax provision	(13,287)	14,267	980
Provision for income taxes	562	—	562

Net income (loss)	$(13,849)	$14,267	$418

Net income (loss) per share
Basic	$(2.68)	$—	$0.08

Diluted	$(2.68)	$—	$0.08

Number of shares used in per share calculation
Basic	5,164,000	—	5,164,000
Diluted	5,164,000	—	5,266,000

RECONCILIATION OF GAAP INCOME BEFORE TAXES TO ESTIMATED FEDERAL TAXABLE INCOME

(In thousands)
(Unaudited)

Three Months Ended Dec. 31, 2008
Income (loss)before taxes	$(13,429)
Permanent differences	14,286
State taxes (tax)	(117)
Timing differences	(115)

Estimated federal taxable income	$625

Year Ended Dec. 31, 2008
Income (loss) before taxes	$(13,287)
Permanent differences	14,446
State taxes (tax)	(143)
Timing differences	(241)

Estimated federal taxable income	$775